EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS FIRST QUARTER 2003 RESULTS

WASHINGTON, D.C. – May 13, 2002: Bresler & Reiner, Inc. reported a net loss of $161,000 or $0.06 per share on revenues of $7,485,000 for the three months ended March 31, 2003. For the comparable period in 2002, the Company reported net income of $1,918,000 or $0.70 per share on revenues of $16,032,000.

Mr. Sidney M. Bresler, Chief Executive Officer, reported that the decrease in revenues relative to the prior year first quarter is primarily attributed to decreased home and lot sales resulting from the completion of two of the Company’s residential subdivisions in 2002 and the decrease in commercial rental revenue resulting from the expiration of the GSA office lease at the Waterfront Complex. Mr. Bresler also reported that the $2,079,000 decrease in net income relative to the prior year is primarily the result of the expiration of the GSA office lease, combined with higher property operating costs due to the severe inclement weather conditions in the region and higher borrowing costs resulting from additional loans placed on the Company’s commercial properties during the final three quarters of 2002.

Mr. Bresler further reported that the Company expects lot sales to begin in the third quarter of 2003 in its Clarksburg Ridge subdivision in Montgomery County, Maryland, which was acquired during the first quarter of 2003. To further mitigate the decrease in revenues and net income from the expiration of the GSA lease, the Company has pursued an acquisition strategy focused on acquiring and investing in additional real estate assets. During 2002, the Company made several significant acquisitions toward that end. As evidenced by the first quarter acquisition of Clarksburg Ridge, the Company intends to continue its acquisition strategy throughout 2003.

Bresler & Reiner, Inc. engages in residential construction and sales and owns, operates, and manages hotels, apartments and office buildings principally in the Washington, DC metropolitan area.

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2003	2002

Revenues	$7,485,000	$16,032,000

Costs & Expenses	7,679,000	10,494,000

Net (Loss) Income before Income Taxes, Minority Interest, and Discontinued Operations	(194,000)	5,538,000

Income Taxes	(39,000)	1,203,000

Minority Interest	73,000	2,457,000

Net (Loss) Income from Continuing Operations	(228,000)	1,878,000

Income from Discontinued Operations, Net of Tax	67,000	67,000

Net (Loss) Income	$(161,000)	$1,945,000

Earnings Per Common Share	$(0.06)	$0.71

Weighted Average Number of Common Shares Outstanding	2,738,606	2,738,606